UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
April 20, 2007
Date of Report (Date of earliest event reported)

PCTEL, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-27115	77-0364943
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8725 W. Higgins Road, Suite 400
Chicago, IL 60631
(Address of Principal Executive Offices, including Zip Code)
(773) 243-3000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
     On April 20, 2007, the company entered into an amended and restated employment agreement with Marty Singer, the company’s chief executive officer. The current agreement supersedes Mr. Singer’s prior employment agreement last amended in 2006, and contains the following principal terms:
•	The company’s employment relationship with Mr. Singer continues to be “at will”.
•	The principal elements of Mr. Singer’s compensation will be determined at the discretion of the Board of Directors or the Compensation Committee of the Board.
•	In the event of Mr. Singer’s involuntary termination of employment (including circumstances defined in the agreement that would be construed as constructive termination), Mr. Singer will be entitled to severance benefits, including (i) 12 months salary continuation, (ii) payment of the maximum potential annual bonus then in effect for the year in which termination occurs, (iii) company-paid healthcare benefits for up to 18 months from the termination date, and (iv) partial acceleration of then unvested or unearned equity incentive awards. In the event of involuntary termination, as a condition to the company’s payment of these severance benefits, Mr. Singer has agreed to covenants restricting his ability to compete with the company or solicit its employees for a term of 12 months.
•	In the event of Mr. Singer’s death or disability, Mr. Singer (or his estate) would be entitled to partial payment of the annual bonus then in effect for the year in which death or disability occurs, and full acceleration of then unvested or unearned equity incentive awards.
     Mr. Singer’s amended and restated employment agreement was approved on April 20, 2007 by the written consent of the Board of Directors upon the recommendation of the Compensation Committee.
     A copy of the executed employment agreement is attached as an exhibit to this report.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits
(d) Exhibits
The following exhibit is furnished herewith:
10.58	Martin H. Singer Employment Agreement dated April 20, 2007

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: April 26, 2007

PCTEL, INC.

By:	/s/ John W. Schoen
John W. Schoen, Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.58	Martin H. Singer Employment Agreement dated April 20, 2007